Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	William Restrepo
713-881-8900

SEITEL ANNOUNCES FIRST QUARTER 2009 RESULTS

HOUSTON, May 12, 2009 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the first quarter ended March 31, 2009. Revenue for the first quarter was $34.7 million as compared to $47.4 million during the first quarter of 2008. The 27% reduction in revenue was primarily driven by a $12.0 million or 44% decrease in total resales revenue from our library. Contributing to the lower resales were significant drops in cash resales, non-monetary exchanges and selections from outstanding library cards, offset by a $9.7 million drop in deferred revenue from weak library card sales. Acquisition revenue of $18.0 million was in line with last year as we continued to make progress on ongoing programs in Texas and the Horn River Basin in British Columbia. Solutions revenue of $1.4 million fell by 19% versus the same quarter of 2008, as various data management contracts helped offset lower sales related to delivery of licensed data.

Cash resales for the quarter were $10.0 million, compared to $19.8 million for the first quarter of last year, a 50% reduction. Cash resales were negatively impacted by a $7.3 million reduction in library card contracts, with all the main categories within our library experiencing significant year on year reductions. Sales of Canadian and U.S. offshore seismic data suffered the largest percentage reductions versus the prior year.

For the first quarter of 2009, the net loss was $22.5 million as compared to last year’s loss of $18.4 million. The higher loss resulted from the lower revenue level, compensated by a $5.5 million decrease in data amortization expense and by a $2.2 million reduction in selling, general and administrative expenses. The 2008 net loss included $0.4 million in expenses related to the 2007 merger.

Cash EBITDA, defined as cash revenue less cash operating expenses excluding various non-recurring items, was $5.2 million for the first quarter of 2009, as compared to $12.8 million in the same quarter of 2008. This decrease was driven by a $10.1 million reduction in cash revenue offset by a $2.6 million decrease in cash operating expenses, essentially a $2.3 million or 37% reduction in cash compensation expenses. The lower compensation expenses reflected headcount reductions, elimination of employee bonuses, and reduced commissions. Excluded from cash operating expenses in the quarter were one-time expenses for cost reduction measures implemented in the first quarter, primarily severance costs of $0.5 million, and a write-off totaling $0.3 million in capital expenditure costs following our decision to cancel an on-going survey.

“As we had anticipated, drilling activity in North America has continued to drop in line with weak natural gas prices, tight credit for many of our customers, and expectations for soft oil and gas demand during the remainder of 2009,” commented Rob Monson, president and chief executive officer. “Most of our customers continue to preserve their cash, while waiting for more visibility before spending on longer term projects involving exploration and seismic activity.

“The cost reduction measures we’ve implemented have served us well during the first quarter, as we’ve already benefited from sharply lower cash operating expenses. Given the results of our first quarter, we also implemented additional cost reductions in the second quarter, including pay cuts to senior management and directors, that, combined with our earlier reductions, should result in an annual 30% drop in cash operating expenses,” stated Monson. “We expect drilling activity in the U.S. and Canada to continue to be weak over the quarters ahead of us, and we will continue to tightly control our operating costs and capital expenditures during the remainder of 2009, and well into 2010.”

Depreciation and amortization expense for the first quarter of 2009 was $39.2 million compared to $44.9 million for the same period in 2008 and to $35.9 million in the fourth quarter of last year. For the first quarter of 2009, 21% of seismic data resales were for fully amortized data.

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Selling, general and administrative expenses were $8.3 million for the first quarter of 2009 as compared to $10.4 million last year. This improvement was driven by a $2.9 million decrease in compensation expenses that included a $0.5 million decrease in amortization of stock option costs related to our incentive program. The 2009 SG&A included $0.8 million in one-time expenses related to our cost reduction measures, essentially severance costs of $0.5 million and a $0.3 million write-off related to a cancelled seismic shoot.

Cash generation during the first quarter was essentially breakeven, as cash generated by operations was sufficient to meet our $19.6 million in interest payments on the senior notes and net cash capital expenditures of $5.2 million. Working capital had a large positive impact on our operating cash flow, as our receivables from library sales decreased significantly, and we benefited from exceptional collections of underwriting revenue in advance of disbursements for our ongoing seismic programs.

As a result of our lower cash EBITDA for the first quarter of 2009, we were not in compliance with the cash margin covenant contained in our U.S. credit facility. Therefore, an event of default has occurred which prohibits us from borrowing under the credit facility without the lender’s consent. This event of default has not been waived and is continuing. We are currently in discussions with the lender to amend the terms of the credit agreement. If we are not able to amend the credit agreement, we may not be able to access the facility. At present, there is no outstanding balance under the credit facility. At the end of the quarter, our cash balance was $42.2 million. We currently expect to satisfy our debt service as well as our operating and capital needs for the remainder of 2009 from our available cash and operating cash flows.

Gross capital expenditures for the first quarter of 2009 were $24.1 million, as compared to $36.9 million for the prior year. Acquisition capital expenditures at $20.9 million, though still strong by historical standards, fell by $5.6 million as compared to 2008. Trades decreased by $8.0 million year on year. Our forecast net cash capital expenditures for the year 2009 are now $21.5 million.

For the first quarter of 2009, we added approximately 100 square miles of seismic data to our library. We expect to increase the size of our onshore 3D library by approximately 5% or 1,500 square miles in 2009.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss first quarter results for 2009 on Wednesday, May 13, 2009 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-700-7441, passcode Seitel. A replay of the call will be available until May 20, 2009 by dialing 888-286-8010, passcode 21101151, and will be available following the conference call at the Investor Relations section of the company’s Website at http://www.seitel-inc.com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for oil and gas exploration and the development and management of hydrocarbon reserves by E&P companies. Seitel owns an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is one of the largest available for licensing in the United States and Canada. Seitel's seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 41,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The Press Release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue, cash EBITDA or cash margin, for which the most comparable GAAP measure is operating income, net cash capital expenditures, for which the most comparable GAAP measure is gross capital expenditures and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) March 31, 2009	December 31, 2008
ASSETS

Cash and equivalents	$42,189	$42,678
Receivables:
Trade, net	36,576	60,779
Notes and other, net	540	152
Net seismic data library	264,037	279,257
Net property and equipment	7,658	8,344
Investment in marketable securities	1,434	1,317
Prepaid expenses, deferred charges and other	15,613	20,033
Intangible assets, net	40,069	41,859
Goodwill	186,883	189,187
Deferred income taxes	210	219

TOTAL ASSETS	$595,209	$643,825

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable	$23,590	$18,666
Accrued liabilities	14,125	24,863
Employee compensation payable	1,241	2,761
Income taxes payable	409	255
Debt:
Senior Notes	402,224	402,247
Notes payable	245	256
Obligations under capital leases	2,884	2,996
Deferred revenue	53,140	67,727
Deferred income taxes	6,992	8,269

TOTAL LIABILITIES	504,850	528,040

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at March 31, 2009 and December 31, 2008	—	—
Additional paid-in capital	272,581	271,297
Retained deficit	(173,679)	(151,187)
Accumulated other comprehensive loss	(8,543)	(4,325)

TOTAL STOCKHOLDER’S EQUITY	90,359	115,785

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$595,209	$643,825

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SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended
	March 31, 2009	March 31, 2008
REVENUE	$34,722	$47,382

EXPENSES:
Depreciation and amortization	39,174	44,855
Cost of sales	14	114
Selling, general and administrative	8,260	10,435
Merger	—	357

	47,448	55,761

LOSS FROM OPERATIONS	(12,726)	(8,379)

Interest expense, net	(10,116)	(9,895)
Foreign currency exchange losses	(243)	(846)
Other income	31	—

Loss before income taxes	(23,054)	(19,120)
Benefit for income taxes	(562)	(694)

NET LOSS	$(22,492)	$(18,426)

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The following table summarizes the components of Seitel’s revenue for the three months ended March 31, 2009 and 2008 (in thousands):

	Three Months Ended
	March 31, 2009	March 31, 2008
Acquisition revenue:
Cash underwriting	$17,100	$14,681
Underwriting from non- monetary exchanges	926	3,722

Total acquisition revenue	18,026	18,403

Resale licensing revenue:
New resales for cash	10,012	19,835
Non-monetary exchanges	7	3,659
Revenue deferred	(5,434)	(15,095)
Recognition of revenue previously deferred	10,760	18,912

Total resale revenue	15,345	27,311

Total seismic revenue	33,371	45,714

Solutions and other	1,351	1,668

Total revenue	$34,722	$47,382

Cash EBITDA represents cash generated from licensing data from our data library net of recurring operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as merger and acquisition transaction costs and severance costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	Three Months Ended
	March 31, 2009	March 31, 2008
Cash EBITDA	$5,230	$12,768
Add (subtract) other revenue components not included in cash EBITDA
Acquisition revenue	18,026	18,403
Non-monetary exchanges	7	3,659
Revenue deferred	(5,434)	(15,095)
Recognition of revenue previously deferred	10,760	18,912
Recognition of Solutions revenue previously deferred	—	44
Less:
Depreciation and amortization	(39,174)	(44,855)
Merger expenses	—	(357)
Merger and acquisition transaction costs	—	(1)
One-time costs associated with cost reduction measures	(800)	—
Non-cash operating expenses	(1,341)	(1,857)

Operating loss, as reported	$(12,726)	$(8,379)

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The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three months ended March 31, 2009 and 2008 (in thousands):

	Three Months Ended
	March 31, 2009	March 31, 2008
Cost of sales	$14	$114
Cash SG&A expenses (1)	6,919	8,578

Cash operating expenses	6,933	8,692
Non-cash equity compensation expense	1,284	1,786
Non-cash rent expense	57	71

Total operating expenses	$8,274	$10,549

(1)	Includes $0.8 million of one-time costs incurred to implement cost reduction measures.

The following table summarizes our capital expenditures for the three months ended March 31, 2009 and 2008 and our estimate for the year ending December 31, 2009 (in thousands):

	Three Months Ended
	March 31, 2009	March 31, 2008	Estimate for 2009
New data acquisition	$20,928	$26,531	$53,800
Cash purchases of seismic data and other	1,300	539	2,300
Non-monetary exchanges	1,731	9,769	15,000
Other property and equipment	109	49	400

Total capital expenditures	24,068	36,888	71,500
Less:
Non-monetary exchanges	(1,731)	(9,769)	(15,000)
Cash underwriting	(17,100)	(14,681)	(35,000)

Net cash capital expenditures	$5,237	$12,438	$21,500

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